Exhibit 5.1

[Letterhead of Stock Yards Bancorp, Inc.]

May 7, 2024

Board of Directors

Stock Yards Bancorp, Inc.

1040 East Main Street

Louisville, Kentucky 40206

Re:	Stock Yards Bancorp, Inc. Omnibus
Equity Compensation Plan
Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as legal counsel to Stock Yards Bancorp, Inc., a Kentucky corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 1,000,000 shares of common stock, no par value, of the Company (the “Shares”). The Shares are to be issued from time to time to eligible plan participants pursuant to the terms of the Stock Yards Bancorp, Inc. Amended and Restated Omnibus Equity Compensation Plan (the “Plan”).

In connection with the opinions expressed herein, I have examined the Registration Statement, the Plan, the Amended and Restated Articles of Incorporation and Bylaws of the Company, each as amended and restated to date, and originals, or copies certified or otherwise identified to my satisfaction, of such corporate records (including, without limitation, records of the meetings of the Board of Directors and shareholders of the Company pertinent to this opinion letter), certificates and other documents as I have deemed necessary or appropriate for the purposes of this opinion letter. I have also made such further factual and legal examinations as I have deemed necessary or appropriate for the purposes of the opinions expressed herein.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed, electronic, photostatic or other copies, the authenticity of the originals of any such documents, and the legal capacity of all natural persons. As to certain factual matters relevant to this opinion letter, I have relied to the extent I deem such reliance appropriate on documents, certificates, statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be reliable.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, it is my opinion that the Shares have been duly authorized for issuance and, when issued by the Company pursuant to and in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

My opinion is limited to the federal laws of the United States and the laws of the Commonwealth of Kentucky, and I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ C. Craig Bradley, Jr. C. Craig Bradley, Jr. General Counsel and Corporate Secretary, Stock Yards Bancorp, Inc.